SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

NAME: Templeton Capital Accumulation Plans II


ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

         500 East Broward Boulevard
         Fort Lauderdale, Florida 33394

TELEPHONE NUMBER (INCLUDING AREA CODE): (954) 527-7500


NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

         Murray L. Simpson
         777 Mariners Island Boulevard
         San Mateo, California 94404

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes [X]     No [ ]


Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of St. Petersburg and the State of Florida on the 3rd day of October 2000.

TEMPLETON CAPITAL ACCUMULATION PLANS II


BY:/s/PETER D. JONES
   -------------------------
   Peter D. Jones
   President


ATTEST:

/s/LESLIE M. KRATTER
-------------------------
Leslie M. Kratter
Secretary